Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

January 3, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Nepia, Inc.
Shenzhen, China

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 4 , Registration Statement under the Securities Act of 1933, filed by Nepia, Inc. of our report dated April 1, 2011, relating to the financial statements of Nepia, Inc., as of and for the period ending March 31, 2011, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC
Bingham Farms, Michigan